Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

October 1, 2013

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated July 28, 2013, to the Board of Directors of Perrigo Company (the “Company”), as an Annex to the information statement/proxy statement/prospectus that forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of Perrigo Company Limited (formerly known as Blisfont Limited) (“New Perrigo”), as filed by New Perrigo on October 1, 2013 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Elan Corporation, plc and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY — Opinion of Perrigo’s Financial Advisor,” “SUMMARY — Financing Relating to the Transaction,” “RISK FACTORS — Risk Relating to the Transaction,” “THE TRANSACTIONS — Background of the Transactions,” “THE TRANSACTIONS — Recommendation of the Perrigo Board of Directors and Perrigo’s Reasons for the Transaction,” “THE TRANSACTIONS — Opinion of Perrigo’s Financial Advisor,” and “DESCRIPTION OF THE DEBT FINANCING.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BARCLAYS CAPITAL INC. BARCLAYS CAPITAL INC.